UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 20, 2008

ALLIED NEVADA GOLD CORP.

(Exact name of registrant as specified in its charter)

Delaware	1-33119	20-5597115
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9604 Prototype Court, Reno, Nevada	89521
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (775) 358-4455

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 20, 2008, Allied Nevada Gold Corp. (the “Company”) along with its wholly-owned subsidiaries, Hycroft Resources & Development, Inc. (“Hycroft Resources & Development”), Hycroft Lewis Mine, Inc., Victory Exploration Inc., Victory Gold Inc., Allied VGH Inc., Allied Nevada Gold Holdings LLC and Allied VNC Inc., entered into a credit agreement (the “Credit Agreement”) with Ionic Capital Corp. (“Ionic”), pursuant to which Ionic will provide to the Company a CDN$27 million secured bridge credit facility (the “Credit Facility”). The borrower under the Credit Facility is Hycroft Resources & Development with the Company and the Company’s subsidiaries, the guarantors under the Credit Facility.

On March 20, 2008, the Company also drew down CDN$10 million under the Credit Facility. The Credit Facility is available for drawdown until July 2008 and must be repaid by March 2009. The use of borrowings under the Credit Facility is limited to working capital, operating and capital expenditures relating to the reopening of the Company’s Hycroft Mine. The Company’s interest in the Hycroft Mine properties and all of its personal property were pledged as collateral for the Credit Facility. The Credit Agreement contains customary covenants for credit facilities of this type including certain negative covenants, which among other things, limit or restrict the Company’s ability to incur additional debt, redeem its shares or dispose of a material part of its business or assets. Upon entering into the Credit Agreement and concurrent with the Company’s initial drawdown under the Credit Agreement, the Company paid a structuring fee of CDN$135,000 and a standby fee of CDN$1,080,000 (equal to four percent (4%) of the amount of the loan facility) to Ionic. Borrowings under the Credit Facility are subject to payment of a five percent (5%) drawing fee payable to Ionic. The interest rate on borrowings is twelve percent (12%) per annum compounded monthly. Robert Buchan, Executive Chairman and Director of the Company, has disclosed to the Board of Directors of the Company that he is a participant in the Credit Facility.

The Credit Agreement contains customary events of default for a loan facility of this size and type that include, among others, non-payment defaults, covenant defaults, cross-defaults to certain other material indebtedness, inaccuracy of representations and warranties, bankruptcy and insolvency defaults, material judgments defaults and change of control defaults. The occurrence of an event of default could result in an acceleration of the obligations under the Credit Agreement. The loans under the Credit Facility are subject to mandatory prepayment under certain circumstances, including in connection with the Company’s receipt of proceeds from certain sales of assets or certain equity or debt financings.

The preceding descriptions of the terms of the Credit Agreement are qualified in their entirety by reference to the Credit Agreement filed herewith as Exhibit 10.1, and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As reported in Item 1.01 above, on March 20, 2008, the Company entered into a Credit Agreement and also on that date drew down CDN$10 million under the Credit Facility. The disclosures included in Item 1.01 relating to both the entry into the Credit Agreement and the initial drawdown under the Credit Facility are incorporated into this Item 2.03 by reference.

The descriptions of the terms of the Credit Agreement as set forth in Item 1.01 and incorporated in this Item 2.03 by reference are qualified in their entirety by reference to the Credit Agreement filed herewith as Exhibit 10.1, and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 10.1	Credit Agreement, dated March 20, 2008 between Ionic Capital Corp., Hycroft Resources & Development, Inc., Allied Nevada Gold Corp., Hycroft Lewis Mine, Inc., Victory Exploration Inc., Victory Gold Inc., Allied VGH Inc., Allied Nevada Gold Holdings LLC and Allied VNC Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIED NEVADA GOLD CORP.

By:	/s/ Hal D. Kirby
Hal D. Kirby
Vice President and Chief Financial Officer

Date: March 26, 2008